Exhibit 99.2

MATRIX SERVICE SELECTED TO INSTALL AIR QUALITY CONTROL SYSTEM AT PSEG’S HUDSON GENERATING STATION IN JERSEY CITY, NEW JERSEY

TULSA, OK – January 8, 2009 — Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that its wholly owned subsidiary, Matrix Service Industrial Contractors, Inc. (MSICI), has been awarded a construction contract from PSEG Fossil LLC for the construction of a Selective Catalytic Reactor (SCR) project at its Hudson Generating Station in Jersey City, New Jersey. PSEG Fossil LLC is an indirect subsidiary of Public Service Enterprise Group (NYSE: PEG). MSICI’s work on this project is expected to be approximately $38 million.

MSICI’s scope of work will entail construction of the steel plate structure of the SCR in support of the Backend Technology Project at the Hudson Generating Station Unit #2. Work on the project will begin this month and is expected to be completed by October 2010.

Joseph F. Montalbano, chief operating officer of Matrix Service, said, “We are pleased to be selected by PSEG as the prime contractor for this important SCR installation. Matrix Service has supported PSEG for many years and this project is an important reaffirmation of our long-standing relationship. This project also validates our strategy as we expand our capabilities in the very important power generation marketplace.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long

Vice President Finance and CFO

T: 918-838-8822

E: telong@matrixservice.com

Investors and Financial Media:

Trúc Nguyen

Managing Director

Grayling Global

T: 646-284-9418

E: tnguyen@hfgcg.com

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